Exhibit 10.21
Jo-Ann Stores, Inc.
November 22, 2005
Mr. David Bolen
Dear Dave:
The purpose of this letter is to set forth the agreement we have reached with respect to the termination of your employment with Jo-Ann Stores, Inc., as Executive Vice President, Merchandising and Marketing, and the payments and benefits to be made available to you in connection with your separation, and various related matters.
For purposes of this agreement the following definitions shall apply:

Transition Period:	The period of time between Sunday, October 2, 2005 and your last day worked
Separation Date:	Your last day worked as determined by the Company, but no later than December 31, 2005
Salary Continuation Period:	The 30 months succeeding December 31, 2005
We have agreed as follows:
1.	Your employment as EVP, Merchandising and Marketing, of Jo-Ann Stores will end no later than December 31, 2005, and you will cease to be an employee of Jo-Ann Stores as of the end of the business day on your Separation Date. Until the Separation Date, you will continue to be an active employee with regard to salary, benefits and expenses.

2.	Following your Separation Date, Jo-Ann Stores will make the following payments and will provide the following benefits to you:
(a)	Jo-Ann Stores will pay you an amount equal to your current base salary of $428,000 for 18 months payable in 39 bi-weekly installments as defined by your employment agreement dated July 30, 2001.

In consideration of your acceptance of the terms of this agreement, the Company further agrees to pay you an additional $214,000 for 12 months payable in 26 biweekly installments commencing on the 19th month following the Separation Date and ending after the 30th month following the Separation Date.

(b)	You will not be eligible to participate in any payout under the FY2005, FY2006 or FY2007 Management Incentive Plan (MIP). Additionally, you will not be eligible to receive any incentives that may be awarded during the Transition Period.

(c)	Insurance:

1.	Jo-Ann Stores will provide to you continued coverage under the Jo-Ann Stores Benefit Plan through the earlier of (i) 30 months from your Separation Date, and (ii) the date you first become eligible for health and hospitalization insurance coverage provided by another employer. To the extent coverage for all Jo-Ann Stores’ employees is contributory; you agree to contribute to the cost of coverage on the same terms applicable to continuing employees of Jo-Ann Stores. The Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1985 provides you with specific rights concerning the continuation of your medical coverage; alternative coverage under this paragraph does not extend the maximum coverage period under that statute. COBRA will be offered to you at the time of an appropriate triggering event.

2.	Your current group term life insurance coverage will continue through (i) the earlier of 30 months from your Separation Date, or (ii) the date on which you first become eligible for life insurance coverage provided by any other employer. To the extent coverage for Jo-Ann Stores employees is contributory; you agree to contribute to the cost of coverage on the same terms applicable to continuing employees of Jo-Ann Stores.

3.	Disability insurance will cease on your Separation Date. However, you do have the option to continue Long-Term Disability coverage if you currently have it. Further information will be sent to you upon request.

4.	Your rights under the Supplemental Life Insurance Program (Split Dollar) will cease as governed under the provisions of that plan, based on a termination of employment, effective as of the Separation Date.

5.	Your rights under the Supplemental Retirement Benefit Plan will cease as governed under the provisions of that plan based on a termination of employment and will be effective as of the Separation Date.
(d)	We will pay all accrued and unused Paid Time Off contemporaneously with the first pay date after the Separation Date.
3.	By special consent of the Board of Directors, you will have 90 days from the Separation Date to exercise any stock options that were vested as of that Separation Date. No additional options will vest during this 90-day period. All restricted stock awards are cancelled as of your Separation Date and certificates must be retuned to the EVP, Human Resources within 10 days of that date.

4.	Jo-Ann Stores will continue to provide your car allowance through the earlier of 30 months from the Separation Date or the date on which you become eligible for a car or car allowance provided by any other employer.

5.	Jo-Ann Stores will provide you with Executive Level outplacement services at the Company’s expense through Ratliff and Taylor until you obtain subsequent employment.

6.	You agree that beyond your Separation Date, you will have no other demands for reimbursable expenses or claims of any kind against the Company, and the signing of this agreement and the terms hereunder satisfy all obligations Jo-Ann Stores has with you.

7.	This Agreement, during its first 18 months, shall inure to the benefit of and be enforceable by you and each of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to your Beneficiary. If you have not named a Beneficiary, then such amounts shall be paid to your devisee, legatee, or other designee, or if there is no such designee, to you estate. You may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any benefits owing to you under this Agreement. Such designation must be in the form of a signed writing acceptable to the Company. You may make or change such designation at any time.

8.	You further agree that in the event of you death after the initial 18 months of salary continuation, all obligations cease and no further payments on your behalf will be made to your beneficiaries or estate.

9.	Further, you agree that, if you secure employment, during the transition period or during the salary continuation period, you will immediately contact the EVP, Human Resources. Upon obtaining employment, the balance of any money that you may be eligible to receive may be paid in a lump sum amount. All other benefits, other than salary continuation, described in Item 2, Page 1 of this letter, will discontinue effective your first day of benefit eligibility with a new employer.

10.	You agree not to divulge to persons, other than designated employees of the Company, any confidential information gathered or learned in the scope of your employment with the Company. Confidential information includes, but is not limited to, information in oral, written or recorded form regarding business plans, trade or business secrets, Company financial records, performance results of stores, product categories or marketing vehicles, supplier contracts or relationships, contents of this Agreement or any other information of similar nature, unless to your attorneys, financial planners or family or in order to enforce the terms hereof. “Confidential Information” shall not include information which: (i) becomes available broadly to persons outside the Company other than as a result of disclosure by you; (ii) becomes available to you on a non-confidential basis from a source other than the Company, provided such source is not in breach of any confidentiality or similar agreement in disclosing such information to you; (iii) you are required to disclose pursuant to law, court order, or subpoena, provided you give the Company advance written notice of the required disclosure; or (iv) was known to you prior to your employment with the Company.

11.	To the extent that you have any doubt, either now or in the future, as to whether information you possess is confidential or personal, you should contact Alan Rosskamm, CEO, or his successor for clarification before divulging or using such information. You understand and agree that such information divulged to third parties or your unauthorized use of it would cause Jo-Ann Stores serious competitive harm and is a violation of this agreement.

12.	You agree to return immediately all Company credit cards, Company telephone credit cards, keys, key cards, discount cards, equipment except your Blackberry and laptop computer for which ownership shall be transferred to you, and all Jo-Ann Stores related documents, materials and property that you have in your possession and not to make or retain any copies thereof without authorization from the EVP, Human Resources.

13.	During the salary continuation period, you agree as follows:
(a)	You will not have any financial or other interests in nor become involved, directly as a proprietor, partner, shareholder, officer, employee, consultant, agent or in any other capacity, with any person, firm or legal entity engaged in any significant extent within the United States in the business of multi-unit retailing of fabrics and/or crafts. “Multi-unit retailing” is defined as in excess of five stores and “significant extent” is defined as any entity where revenues in fabrics and crafts exceed 5% of the total revenues of the entity. Additionally, you agree that for any entity where revenues are less than 5% of total revenues, you will not have a role in that entity that directly impacts the fabric and/or crafts business. The obligations of this paragraph shall extend to all subsidiaries, related and affiliated entities, franchises, partnerships, joint ventures and successors in interest or assigns of the persons, firms or legal entities in multi-unit retailing of fabrics and/or crafts resulting from a merger, acquisition, divestiture, change in control, name change or any other reason and shall not affect or extinguish any of the obligations of this paragraph.

(b)	You will not have any financial or other interests in nor become involved, either directly or indirectly or as a proprietor, partner, shareholder, officer, employee, consultant, agent or in any other capacity, with any person, firm or legal entity, in that portion of the entity that is involved in the sale in the continental United States of products to any of the persons, firm or legal entities engaged in multi unit retailing (as defined above) of fabrics and/or crafts without the express written consent and approval of Alan Rosskamm, CEO or his successor of Jo-Ann Stores, such consent may be granted or withheld at his sole discretion. The obligations of this paragraph shall extend to all subsidiaries related and affiliated entities, franchises, partnerships, joint ventures and successors in interest or assigns of the persons, firm or legal entities of any multi-unit retailer of fabrics and/or crafts. Any change in the persons, firms or legal entities of any multi-unit retailer of fabrics and/or crafts resulting from a merger, acquisition, divestiture, change in control, name change or any other reason and shall not affect or extinguish any of the obligations of this paragraph.

(c)	Notwithstanding the foregoing, we agree that you may purchase and hold for investment less than two percent (2%) of the shares of any corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market.

(d)	You will not recruit or solicit for employment any active Jo-Ann Stores’ employees or seek to induce any employee of Jo-Ann Stores to terminate his or her employment with Jo-Ann Stores.

14.	You agree to release and forever discharge the Company, its parent, and all its affiliated corporations and their directors, officers, agents and associates from any and all actions and causes of actions with respect to any aspect from your employment by, or separation of employment from, the Company, including, but not limited to, any claims under the Age Discrimination in Employment Act, or any other federal, state or local statute dealing with age, race, sex and other types of discrimination in employment. We agree that you have not released the Company with respect to claims necessary to enforce this agreement or claims put forth under the current Directors and Officers Insurance or indemnifications currently found in the Company’s charter or any rights vested under the Jo-Ann Stores Stock Option Plan.

15.	You agree to cease acting as an associate or agent of the Company as of the Separation Date and you further agree to indemnify and hold the Company harmless from any and all claims which arise from any such actions occurring after Separation Date. In addition, the Company holds you harmless from any and all claims of any kind or nature except acts of actual fraud, theft or embezzlement resulting from your employment or in your role as an agent of the Company. The Company agrees to maintain the current coverage of Directors and Officers insurance and indemnification under its charter for any claims which may arise from acts during your tenure.

16.	The Company’s obligation to make the payments and provide the benefits provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against you or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from you or from whomsoever may be entitled thereto, for any reasons whatsoever, except as provided for in paragraph 20 of this agreement.

17.	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place, Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement. All payments under this Agreement shall be made solely from the general assets of the Company (or from a grantor trust, if any, established by the Company for purposes of making payment under this Agreement and other similar agreements), and you shall have the rights of an unsecured general creditor of the Company with respect thereto.

18.	You shall not be obligated to seek other employment in mitigation of the amounts payable or benefits to be provided under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments or provide any benefits as required under this Agreement, except to the limited extent provided above in cases where a subsequent employer provides medical insurance and/or group term life insurance coverage or an automobile benefit.

19.	To the extent not preempted by the laws of the United States, the laws of the State of Ohio, applicable to contracts made and to be performed wholly within that state, shall be the controlling law in all matters relating to this Agreement.

20.	It is further agreed that if either party breaks any of the promises made in this Agreement, it will be considered a breach that could result in the offending party being responsible for all damages that arise from any such breach. In addition, these damages could include the return or forfeiture of all Company funds and benefits provided under this Agreement. Damages could also include all attorneys’ fees and costs incurred by the non-breaking party because of the breach. In the event either party believes the other has breached any of the promises in this Agreement, each agrees to provide detailed written notice of that breach. Once notices are received the breaking party has 30 days to attempt to cure the breach and/or to respond to comments. We further agree that this Agreement will not be considered breached until the 30 day time period has passed to respond to written comments and take my corrective action which the breaking party deems could solve the alleged breach, if any. Notice(s) under this section should be sent by hand delivery or certified mail, return receipt requested to the following:

i. If to the Employee:	Mr. David Bolen
(Address on file)

ii. If to the Company:	EVP, Human Resources
Jo-Ann Stores, Inc.
5555 Darrow Road
Hudson, Ohio 44236
21.	Unless prohibited by law, the Company shall pay all legal fees, costs of arbitration and/or litigation, prejudgment interest, and other expenses incurred by you in good faith as a result of the Company’s refusal to provide the benefits to which you deem yourself to be entitled under this Agreement, as a result of the Company’s contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement, provided, however, that the Company shall be reimbursed by you for all such fees and expenses if, but only if, it is ultimately determined by a court of competent jurisdiction or by the arbitrators, as the case may be, that you had no reasonable grounds for the position propounded by you in the arbitration and/or litigation (which determination need not be made simply because you fail to succeed in the arbitration and/or litigation).

22.	Subject to the following, any dispute or controversy arising under or in connection with this Agreement shall be settled by mandatory arbitration (in lieu of litigation), conducted before a panel of thee arbitrators sitting in a location selected by you within 50 miles from Hudson, Ohio, in accordance with the rules of the American Arbitration Association then in effect. Any dispute which arises with respect to your alleged violation of the prohibition on competition or any other restriction contained in Paragraph 13 of this Agreement shall be settled by judicial proceedings (in any court of competent jurisdiction with respect to such dispute or claim). Except as provided above for claims or disputes under Paragraph 13 judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

23.	Neither party will make any statements, either orally, in writing or otherwise, or in any way disseminate or cause to be disseminated any information, concerning the other party or its affiliated persons or entities, or such other party’s business practices, character or methods of operation, which, in form or substance, harms, disparages, or otherwise casts an unfavorable light upon such other party’s reputation, standing in the business community, or standing in the community as a whole.

24.	You shall refer any prospective employers or others desiring a reference to the CEO or EVP, HR who will provide all prospective employers of, or others requesting a reference regarding, with a positive reference which highlights your progression through the Company and your tangible accomplishments. The Company shall utilize its best efforts to ensure that no employees other than the CEO or EVP HR respond to any reference inquiries and that all such inquiries are directed to the CEO or EVP HR.

25.	This Agreement may not be changed orally and contains the entire agreement of the parties and supersedes all prior understandings oral or written between you and the Company.
Dave, to make sure you understand the details and terms of this Agreement and that your decision to enter into this Agreement is voluntary, we advise you to consult with an attorney prior to signing this document and your signature below acknowledges that you have done so or voluntarily waived that right. If the details and terms are acceptable to you, please sign the bottom of this Agreement and return it to me no later than 21 days from the date of receipt of this Agreement.
By law, after you sign this Agreement, you have seven days from that date during which you may change you mind and revoke it. To revoke this Agreement, you must clearly communicate your decision to me at our corporate office within the seven-day period.
As discussed, the Company is under no duty or obligation to make this special allowance, and is doing so solely as consideration for your entering into this Agreement.

Sincerely,

JO-ANN STORES, INC.

By:	/s/ Alan Rosskamm

Alan Rosskamm
Chairman, President and CEO

Dated:	November 22, 2005

AGREED TO:

By:	/s/ David Bolen

David Bolen

Dated:	November 22, 2005